Exhibit 99.1

HTG Molecular Diagnostics, Inc. 3430 East Global Loop, Tucson, AZ 85706 Telephone 520.547.2827 Fax 520.547.2837 htgmolecular.com

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2015 Results

TUCSON, Ariz. (June 1, 2015) – HTG Molecular Diagnostics, Inc. (NASDAQ: HTGM), a provider of instruments and reagents for molecular profiling applications, today reported financial results for the three months ended March 31, 2015.

Recent Accomplishments & Highlights:

•	Completed initial public offering, receiving net proceeds of $44.2 million

•	Completed research agreement with MD Anderson Cancer Center for Targeted Sequencing-based expression panels for lung cancer classification, fusion status and immune profiling

•	Collaborated with advisory groups on suggested changes to the Genomic Sequencing Procedure codes which were accepted by the CPT Editorial Panel, and HTG Lung Fusion & Insertion panel received Z-Code from the McKesson Diagnostics Exchange

•	Achieved revenue of $1.0 million in the first quarter of 2015, an increase of 24% over the first quarter of the prior year

•	Launched Oncology Biomarker Panel, the second profiling panel on the HTG EdgeSeq platform

“After completing our successful initial public offering, we are excited to begin working to accelerate our business strategies,” said TJ Johnson, President and Chief Executive Officer. “We continue to make progress in our growth initiatives in panel expansion, market development in reimbursement and key research collaborations, and preparation for our first FDA submission. We believe we are well positioned to participate in the democratization of clinical molecular profiling.”

First Quarter 2015 Financial Results:

Revenue for the first quarter of 2015 was $1.0 million, an increase of $0.2 million compared to the first quarter of 2014. Consumables revenue increased to $0.5 million in the first quarter of 2015 from $56,000 in the first quarter of 2014. This increase was driven by a growing installed base and the launch of the HTG EdgeSeq platform in 2014. Instrument revenue decreased to $0.2 million in the first quarter of 2015 from $0.3 million in the first quarter of 2014 as a result of the sale of one less HTG Edge system in the first quarter of 2015 than in the prior year period. The overall contracted installed base was 36 at the end of the first quarter of 2015. Service revenue was $62,000 in the first quarter of 2015, compared to $0.2 million for the first quarter of 2014. The decrease was driven primarily by the Company’s strategic focus on products and movement away from certain service revenue streams. Other revenue, including grants, was $0.2 million in the first quarter of 2015. Grant revenue is expected to decline further in the second quarter of 2015 with the Company’s NIH grant having ended in May 2015.

Gross margin for the first quarter of 2015 and 2014 was 12.7% and 22.3%, respectively. The decrease in gross margin was due to a higher component of fixed costs, driven primarily by the addition of field service engineers who install and maintain HTG systems. The Company expects improvement to gross margins in the second half of the year as revenue mix transitions further to products.

Operating expenses for the first quarter of 2015 were $4.1 million, compared to $2.9 million for the first quarter of 2014. The increase in operating expenses was driven by a $0.9 million increase in sales and marketing costs, primarily related to increased headcount, and a $0.5 million increase in general and administrative costs, primarily related to increased headcount and professional fees. The increase in professional fees are related to financial audits, legal, consulting and other costs incurred in connection with our initial public offering. Research and development expenses were $0.7 million in the first quarter of 2015 compared to $0.9 million in the first quarter 2014. The decrease primarily reflects increased expenses in the first quarter of 2014 relating to the development of the Company’s HTG Edge & HTG EdgeSeq systems, partially offset by a quarter-over-quarter increase in new profiling panel development. The Company expects research and development spending to increase in the second half of the year in both platform and panel programs.

Net loss from operations for the first quarter of 2015 was $4.1 million, compared to $2.8 million for the first quarter of 2014. Net loss per share was $(14.99) for the first quarter of 2015 and $(37.80) for the first quarter of 2014.

HTG ended the first quarter with $1.6 million in cash and cash equivalents. In May 2015, the Company completed the initial public offering of its common stock, which resulted in net proceeds to the Company of $44.2 million, after deducting underwriting discounts and commissions and offering expenses.

2015 Strategic Priorities

HTG is focused on the following priorities for the remainder of 2015:

1.	Increase product offerings with four new HTG EdgeSeq panels and an HTG EdgeSeq instrument refresh

2.	Make significant progress in initial IVD program, targeting an early 2016 submission to FDA

3.	Improve commercial productivity with acceleration of instrument placements driven by menu expansion

4.	Accelerate market development efforts

5.	Initiate development on its low volume HTG EdgeSeq instrument

Conference Call and Webcast

HTG will host an investment community conference call today beginning at 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (866) 394-4225 for domestic callers, or (678) 509-7535 for international callers, conference ID 49664214, or access the webcast on the investor relations section of the Company’s website at: www.htgmolecular.com. The webcast will be available on the Company’s website for 90 days following the completion of the call.

About HTG:

Headquartered in Tucson, Arizona, HTG Molecular Diagnostics’ mission is to empower precision medicine at the local level. In 2013, the Company commercialized its HTG Edge instrument platform and a portfolio of RNA assays that leverage HTG’s proprietary nuclease protection chemistry. HTG Edge system capabilities have been expanded to fully automate sample and targeted library preparation for next-generation sequencing.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with our business, capital resources, strategic and growth initiatives, and expectations regarding revenue, gross margin, and operating expenses and other financial results. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,”

“potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our final prospectus for our initial public offering, filed with the Securities and Exchange Commission on May 6, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Product	$727,438	$370,007
Service	62,292	214,850
Other	234,585	241,666

Total revenue	1,024,315	826,523
Cost of revenue	894,627	642,408

Gross margin	129,688	184,115
Operating expenses:
Selling, general and administrative	3,439,269	2,076,801
Research and development	688,214	857,483

Total operating expenses	4,127,483	2,934,284

Operating loss	(3,997,795)	(2,750,169)
Other expense, net	(90,339)	(77,419)

Net loss before income taxes	(4,088,134)	(2,827,588)
Income taxes	—	—

Net loss	(4,088,134)	(2,827,588)
Accretion of redeemable convertible preferred stock discount and dividends	(910,129)	(814,495)

Net loss attributable to common stockholders	(4,998,263)	(3,642,083)

Net loss per share attributable to common stockholders, basic and diluted	$(14.99)	$(37.80)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	333,408	96,349

HTG Molecular Diagnostics, Inc.

Balance Sheets

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,564,244	$3,613,392
Accounts receivable, net	852,285	801,125
Inventory, net	2,095,486	1,685,814
Prepaid expenses and other	122,149	112,035

Total current assets	4,634,164	6,212,366
Deferred financing and offering costs	1,742,707	1,369,281
Property and equipment, net	1,289,468	1,146,599

Total assets	$7,666,339	$8,728,246

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$878,973	$948,429
Accrued liabilities	1,692,892	1,499,750
Deferred revenue	32,015	41,248
Term loan	1,644,845	813,715
Convertible notes, less discount	2,290,178	—

Total current liabilities	6,538,903	3,303,142
Redeemable convertible preferred stock warrant liability	1,079,295	730,543
Term loan payable - non-current, net of discount	8,935,282	9,705,655
Nuvogen obligation - non-current	8,804,425	8,677,859
Other	51,069	58,380

Total liabilities	25,408,974	22,475,579
Redeemable convertible preferred stock	56,844,034	55,922,593
Commitments and Contingencies
Total stockholders’ deficit	(74,586,669)	(69,669,926)

Total liabilities and stockholders’ deficit	$7,666,339	$8,728,246

Contact:

Westwicke Partners

Jamar Ismail

Phone: 415-513-1282

Email: jamar.ismail@westwicke.com

TJ Johnson

President / CEO

HTG Molecular Diagnostics

Phone: 520-547-2827 x130

Email: tjjohnson@htgmolecular.com